Consent of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors and Stockholders
Great Southern Bancorp, Inc.
Springfield, Missouri

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 16, 2009, on our audits of the consolidated financial statements included in the Annual Report on Form 10-K of Great Southern Bancorp, Inc. as of December 31, 2008 and 2007, and for the years ended December 31, 2008, 2007 and 2006.  We also consent to the incorporation by reference of our report dated March 16, 2009, on our audit of the internal control over financial reporting of Great Southern Bancorp, Inc. as of December 31, 2008, which report is included in the Annual Report on Form 10-K.  We further consent to the incorporation by reference of our report dated June 5, 2009, included in the Current Report on Form 8-K/A of Great Southern Bancorp, Inc. filed on June 5, 2009, on our audit of the statement of assets acquired and liabilities assumed by Great Southern Bank (a wholly owned subsidiary of Great Southern Bancorp, Inc.) pursuant to the purchase and assumption agreement referred to in the Form 8-K/A. Additionally, we consent to the references to our firm in the Form S-3 under the caption “Experts.”

 /s/ BKD, LLP

Springfield, Missouri
June 8, 2009